                                                                    EXHIBIT 99.1

          ENTERTAINMENT PROPERTIES REPORTS RECORD THIRD QUARTER RESULTS

Kansas City, MO, November 1, 2006 -- Entertainment Properties Trust (NYSE:EPR), today announced operating results for the third quarter ended September 30, 2006.

Total revenue increased 16% to $48.3 million for the third quarter compared to $41.8 million for the same quarter in 2005. Net income available to common shareholders increased 17% to $17.5 million from $14.9 million for the same quarter last year. Net income on a diluted per common share basis increased 12% to $0.65 per share from $0.58 per share in the same quarter last year.

Funds from operations (FFO) for the third quarter increased 16% to $25.2 million from $21.8 million compared to the same quarter last year. FFO per diluted common share increased 11% to $0.94 per share from $0.85 per share for the same quarter last year.

For the nine months ended September 30, 2006, total revenue increased 21% to $145.4 million compared to $120.5 million for the same period in 2005. Net income available to common shareholders increased 20% to $51.1 million from $42.5 million for the same period last year. Net income on a diluted per common share basis increased 16% to $1.93 from $1.67 a year ago. FFO for the nine months ended September 30, 2006 increased 18% to $73.9 million from $62.7 million a year ago. FFO per diluted common share increased 13% to $2.79 per share from $2.46 per share for the same period last year.

DIVIDEND INFORMATION

On September 15, 2006, the Company declared a regular quarterly dividend of $0.6875 per common share, which was paid on October 13, 2006 to common shareholders of record on September 29, 2006. The third quarter cash dividend represents an annualized dividend amount of $2.75 per common share and represents a 10% increase compared to the third quarter last year. The Company also declared and paid a third quarter cash dividend of $0.59375 per share on the 9.5% Series A Preferred Shares and a cash dividend of $0.484375 per share on the 7.75% Series B Preferred Shares issued in January 2005.

CAPITAL MARKETS ACTIVITY

On September 12 and September 14, 2006, the Company obtained non-recourse mortgage loans totaling $27.8 million. These mortgages are secured by two theatre properties located in California and one each in South Carolina and North Carolina. The mortgage loans bear interest at 6.099%, mature on October 1, 2016 and require monthly principal and interest payments totaling $180 thousand with final principal payments at maturity totaling $21.7 million. The net proceeds from these loans were used to pay down the Company's unsecured line of credit.

On September 29, 2006, the Company obtained non-recourse mortgage loans totaling $20.9 million. These mortgages are secured by three theatre properties located in Georgia, California and Louisiana. The mortgage loans bear interest at 6.02%, mature on October 6, 2016 and require monthly principal and interest payments totaling $135 thousand with final principal payments at maturity totaling $16.2 million. The net proceeds from these loans were used to pay down the Company's unsecured line of credit.

INVESTMENT ACTIVITY

On August 17, 2006, the Company completed the acquisition of a megaplex theatre property in Huntsville, Alabama. The Valley Bend 18 is operated by Rave Motion Pictures and was acquired for a total cost (including land and building) of approximately $18.3 million. This theatre is leased under a long-term triple-net lease.

On September 1, 2006, the Company exercised its option to purchase 25 acres of undeveloped land adjacent to its property in Suffolk, Virginia. The land was acquired for a total cost of approximately $5.0 million. The Company intends to develop this property into additional retail space.

During the three months ended September 30, 2006, the Company completed development of a megaplex theatre property in Winston Salem, North Carolina. The Grand 18 is operated by Southern Theatres and was completed for a total development cost (including land and building) of approximately $15.8 million. The land was purchased in 2005 by the Company for $3.6 million. This theatre is leased to Southern Theatres under a long-term triple-net lease.

The Company's theatre development pipeline remains strong. As of September 30, 2006, the Company had five theatre development projects under construction for which it has agreed to either finance the development costs or purchase the theatre upon completion. These theatres are expected to have a total of 77 screens and their development costs (including land) are expected to be approximately $75.6 million.

For the nine months ended September 30, 2006, the Company's investments totaled $115.1 million.

                         ENTERTAINMENT PROPERTIES TRUST
                        CONSOLIDATED STATEMENTS OF INCOME
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                              THREE MONTHS         NINE MONTHS
                                                 ENDED                ENDED
                                             SEPTEMBER 30,        SEPTEMBER 30,
                                           -----------------   -------------------
                                             2006      2005      2006       2005
                                           -------   -------   --------   --------
Rental revenue                             $41,117   $36,942   $124,727   $107,230
Tenant reimbursements                        3,857     2,783     10,832      8,853
Other income                                   737       602      3,020      2,489
Mortgage financing interest                  2,629     1,498      6,808      1,969
                                           -------   -------   --------   --------
      Total revenue                         48,340    41,825    145,387    120,541
Property operating expense                   4,884     3,835     14,457     11,448
Other operating expense                        897       806      2,903      1,969
General and administrative expense           2,253     1,538     10,030      5,575
Costs associated with loan refinancing          --        --        673         --
Interest expense, net                       12,234    11,005     35,179     30,766
Depreciation and amortization                7,890     7,011     23,191     20,381
                                           -------   -------   --------   --------
      Income before gain on sale of land
         and income from joint ventures     20,182    17,630     58,954     50,402
Gain on sale of land                            --        --        345         --
Equity in income from joint ventures           191       184        566        546
                                           -------   -------   --------   --------
      Net income                           $20,373   $17,814   $ 59,865   $ 50,948
Preferred dividend requirements             (2,916)   (2,916)    (8,747)    (8,437)
                                           -------   -------   --------   --------
      Net income available to
         common shareholders               $17,457   $14,898   $ 51,118   $ 42,511
                                           =======   =======   ========   ========

Net income per common share:
   Basic                                   $  0.66   $  0.59   $   1.96   $   1.70
                                           =======   =======   ========   ========
   Diluted                                 $  0.65   $  0.58   $   1.93   $   1.67
                                           =======   =======   ========   ========
Dividends per common share                 $0.6875   $0.6250   $ 2.0625   $ 1.8750
                                           =======   =======   ========   ========

                         ENTERTAINMENT PROPERTIES TRUST
   RECONCILIATION OF NET INCOME AVAILABLE TO COMMON SHAREHOLDERS TO FUNDS FROM
                                 OPERATIONS (A)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                     THREE MONTHS ENDED   NINE MONTHS ENDED
                                                        SEPTEMBER 30,       SEPTEMBER 30,
                                                     ------------------   -----------------
                                                        2006      2005      2006      2005
                                                      -------   -------   -------   -------
Net income available to common shareholders           $17,457   $14,898   $51,118   $42,511
Add: Real estate depreciation and amortization          7,687     6,844    22,584    20,057
Add: Allocated share of joint venture depreciation         61        61       182       181
                                                      -------   -------   -------   -------
      FFO available to common shareholders             25,205    21,803    73,884    62,749
                                                      =======   =======   =======   =======
FFO per common share:
   Basic                                              $  0.96   $  0.87   $  2.83   $  2.51
   Diluted                                               0.94      0.85      2.79      2.46
Shares used for computation (in thousands):
   Basic                                               26,298    25,086    26,093    24,995
   Diluted                                             26,769    25,585    26,511    25,482
Other financial information:
   Straight-lined rental revenue                      $   671   $   602   $ 1,824   $ 1,647

(A) The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to Generally Accepted Accounting Principles (GAAP) net income available to common shareholders and earnings per share. FFO, as defined under the revised NAREIT definition and presented by us, is net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or the Company's cash flows or liquidity as defined by GAAP.

                         ENTERTAINMENT PROPERTIES TRUST
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                AS OF               AS OF
                                                         SEPTEMBER 30, 2006   DECEMBER 31, 2005
                                                         ------------------   -----------------
                                                             (UNAUDITED)
                        ASSETS
Rental properties, net                                       $1,355,857           $1,283,988
Property under development                                       28,776               19,770
Mortgage notes and related accrued interest receivable           68,069               44,067
Investment in joint ventures                                      2,211                2,297
Cash and cash equivalents                                         7,675                6,546
Restricted cash                                                   6,114               13,124
Intangible assets, net                                           10,007               10,461
Deferred financing costs, net                                    11,077               10,896
Other assets                                                     31,026               23,016
                                                             ----------           ----------
   Total assets                                              $1,520,812           $1,414,165
                                                             ==========           ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
Common dividends payable                                     $   18,201           $   15,770
Preferred dividends payable                                       2,916                2,916
Unearned rents                                                      445                1,304
Accounts payable and accrued liabilities                          8,701                7,928
Long-term debt                                                  766,520              714,591
                                                             ----------           ----------
   Total liabilities                                            796,783              742,509
Minority interest                                                 4,768                5,235
Shareholders' equity                                            719,261              666,421
                                                             ----------           ----------
   Total liabilities and shareholders' equity                $1,520,812           $1,414,165
                                                             ==========           ==========

ABOUT ENTERTAINMENT PROPERTIES TRUST

Entertainment Properties Trust is a real estate investment trust (REIT) and is the largest owner of entertainment real estate in North America, owning megaplex movie theatre properties, entertainment retail centers and other specialty properties in metropolitan markets in the U.S. and Canada. Since November of 1997, EPR has acquired more than $1.5 billion of properties. The Company's common shares of beneficial interest trade on the New York Stock Exchange under the ticker symbol EPR. Entertainment Properties Trust Company contact: Jon Weis, 30 Pershing Road, Suite 201, Kansas City, Missouri 64108; 888/EPR-REIT; fax:
816/472-5794. The Company website is at www.eprkc.com.

Safe Harbor Statement: This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, identified by such words as "will be," "intend," "continue," "believe," "may," "expect," "hope," "anticipate," "goal", "forecast" or other comparable terms. The Company's actual financial condition, results of operations, funds from operations, or business may vary materially from those contemplated by such forward-looking statements and involve various risks and uncertainties. A discussion of the risks and uncertainties that could cause actual results to differ materially from those forward-looking statements is contained in the Company's SEC filings, including the Company's annual report on Form 10-K for the year ended December 31, 2005. Investors are cautioned not to place undue reliance on any forward-looking statements.